Exhibit 99.1
News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (April 30, 2019) - Amgen (NASDAQ:AMGN) today announced financial results for the first quarter of 2019. Key results include:

•	Total revenues were unchanged at $5.6 billion in comparison to the first quarter of 2018.

◦	Product sales declined 1 percent globally. New and recently launched products including Prolia® (denosumab), Repatha® (evolocumab) and KYPROLIS® (carfilzomib) showed double-digit growth.

•	GAAP earnings per share (EPS) decreased 2 percent to $3.18 driven by higher total operating expenses, offset partially by lower weighted-average shares outstanding.

◦	GAAP operating income decreased 9 percent to $2.5 billion and GAAP operating margin decreased 4.2 percentage points to 46.8 percent.

•	Non-GAAP EPS increased 3 percent to $3.56 benefited by lower weighted-average shares outstanding.

◦	Non-GAAP operating income decreased 9 percent to $2.8 billion and non-GAAP operating margin decreased 4.5 percentage points to 52.4 percent.

•	The Company generated $1.7 billion of free cash flow in the first quarter versus $2.6 billion in the first quarter of 2018.

•	2019 total revenues guidance revised to $22.0-$22.9 billion; EPS guidance to $11.68-$12.73 on a GAAP basis and $13.25-$14.30 on a non-GAAP basis.
"We continue to generate strong, volume-driven growth for our newer products, while effectively defending our mature products," said Robert A. Bradway, chairman and chief executive officer. "We are also advancing a record number of first-in-class molecules targeting significant areas of unmet need through our pipeline."

$Millions, except EPS and percentages	Q1'19	Q1'18	YOY Δ
Total Revenues	$5,557	$5,554	—%
GAAP Operating Income	$2,472	$2,726	(9%)
GAAP Net Income	$1,992	$2,311	(14%)
GAAP EPS	$3.18	$3.25	(2%)
Non-GAAP Operating Income	$2,770	$3,038	(9%)
Non-GAAP Net Income	$2,230	$2,466	(10%)
Non-GAAP EPS	$3.56	$3.47	3%
References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and to “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations.

AMGEN REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

Product Sales Performance

•	Total product sales decreased 1 percent for the first quarter of 2019 versus the first quarter of 2018.

•	Repatha sales increased 15 percent driven primarily by higher unit demand, offset substantially by net selling price.

•	Prolia sales increased 20 percent driven primarily by higher unit demand.

•	Aimovig® (erenumab-aooe) recorded sales of $59 million in the quarter.

•	Parsabiv® (etelcalcetide) sales increased 207 percent driven by higher unit demand, offset partially by net selling price.

•	KYPROLIS sales increased 10 percent driven primarily by higher unit demand.

•	XGEVA® (denosumab) sales increased 6 percent driven primarily by higher unit demand.

•	Vectibix® (panitumumab) sales increased 1 percent.

•	Nplate® (romiplostim) sales increased 6 percent driven by higher unit demand.

•	BLINCYTO® (blinatumomab) sales increased 41 percent driven by higher unit demand.

•
Enbrel® (etanercept) sales increased 4 percent driven primarily by favorable impacts from changes in accounting estimates of sales deductions and product returns and a slight increase in net selling price, offset partially by unfavorable changes in inventory.

•	Neulasta® (pegfilgrastim) sales decreased 12 percent driven primarily by lower net selling price and, to a lesser extent, changes in inventory.

•	NEUPOGEN® (filgrastim) sales decreased 29 percent driven primarily by the impact of competition on unit demand and net selling price.

•	EPOGEN® (epoetin alfa) sales decreased 10 percent driven primarily by lower net selling price.

•	Aranesp® (darbepoetin alfa) sales decreased 9 percent driven primarily by the impact of competition on unit demand.

•	Sensipar®/Mimpara® (cinacalcet) sales decreased 57 percent driven primarily by the impact of competition on unit demand and, to a lesser extent, changes in inventory.

AMGEN REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q1'19			Q1'18	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$83	$58	$141	$123	15%
Prolia®	390	202	592	494	20%
Aimovig®	59	—	59	—	*
Parsabiv®	109	17	126	41	*
KYPROLIS®	154	91	245	222	10%
XGEVA®	356	115	471	445	6%
Vectibix®	78	92	170	169	1%
Nplate®	114	75	189	179	6%
BLINCYTO®	40	29	69	49	41%
Enbrel®	1,106	45	1,151	1,105	4%
Neulasta®	893	128	1,021	1,155	(12%)
NEUPOGEN®	50	23	73	103	(29%)
EPOGEN®	219	—	219	244	(10%)
Aranesp®	182	232	414	454	(9%)
Sensipar®/Mimpara®	135	78	213	497	(57%)
Biosimilars**	—	55	55	—	*
Other***	23	55	78	63	24%
Total product sales	$3,991	$1,295	$5,286	$5,343	(1%)

* Change in excess of 100%
** Biosimilars includes AMGEVITA™ and KANJINTI™.
*** Other includes MN Pharma, Bergamo, EVENITY™, Corlanor® and IMLYGIC®.
KANJINTI™ trade name is provisionally approved by the FDA.
Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:

•
Total Operating Expenses increased 9 percent. Cost of Sales margin increased 2.3 percentage points primarily due to product mix and higher costs of manufacturing, offset partially by lower royalty costs. Research & Development (R&D) expenses increased 16 percent driven primarily by increased spending in research and early pipeline in support of our oncology programs, as changes in late-stage programs and marketed products were not significant. Selling, General & Administrative (SG&A) expenses increased 2 percent primarily due to investments in launch products.

•	Operating Margin decreased 4.2 percentage points to 46.8 percent.

•	Tax Rate increased 2.1 percentage points primarily due to a prior-year tax benefit associated with intercompany sales under U.S. corporate tax reform.

AMGEN REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

On a non-GAAP basis:

•
Total Operating Expenses increased 11 percent. Cost of Sales margin increased 2.0 percentage points primarily due to product mix and higher costs of manufacturing, offset partially by lower royalty costs. R&D expenses increased 16 percent driven primarily by increased spending in research and early pipeline in support of our oncology programs, as changes in late-stage programs and marketed products were not significant. SG&A expenses increased 5 percent primarily due to investments in launch products.

•	Operating Margin decreased 4.5 percentage points to 52.4 percent.

•	Tax Rate increased 0.9 percentage points primarily due to a prior-year tax benefit associated with intercompany sales under U.S. corporate tax reform.

$Millions, except percentages	GAAP			Non-GAAP
	Q1'19	Q1'18	YOY Δ	Q1'19	Q1'18	YOY Δ
Cost of Sales	$1,055	$944	12%	$779	$678	15%
% of product sales	20.0%	17.7%	2.3 pts.	14.7%	12.7%	2.0 pts.
Research & Development	$879	$760	16%	$859	$739	16%
% of product sales	16.6%	14.2%	2.4 pts.	16.3%	13.8%	2.5 pts.
Selling, General & Administrative	$1,154	$1,127	2%	$1,149	$1,099	5%
% of product sales	21.8%	21.1%	0.7 pts.	21.7%	20.6%	1.1 pts.
Other	$(3)	$(3)	—%	$—	$—	NM
Total Operating Expenses	$3,085	$2,828	9%	$2,787	$2,516	11%

Operating Margin
operating income as % of product sales	46.8%	51.0%	(4.2) pts.	52.4%	56.9%	(4.5) pts.

Tax Rate	13.9%	11.8%	2.1 pts.	14.6%	13.7%	0.9 pts.

NM: Not Meaningful
pts: percentage points
Cash Flow and Balance Sheet

•
The Company generated $1.7 billion of free cash flow in the first quarter of 2019 versus $2.6 billion in the first quarter of 2018 driven by higher sales deductions paid to customers and lower net income.

•
The Company’s first quarter 2019 dividend of $1.45 per share was declared on Dec. 7, 2018, and was paid on March 8, 2019, to all stockholders of record as of Feb. 15, 2019, representing a 10 percent increase from the dividend paid in each of the previous four quarters.

•
During the first quarter, the Company repurchased 15.9 million shares of common stock at a total cost of $3.0 billion. At the end of the first quarter, the Company had $2.1 billion remaining under its stock repurchase authorization.

AMGEN REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

$Billions, except shares	Q1'19	Q1'18	YOY Δ
Operating Cash Flow	$1.8	$2.7	$(0.9)
Capital Expenditures	0.1	0.2	0.0
Free Cash Flow	1.7	2.6	(0.8)
Dividends Paid	0.9	1.0	(0.1)
Share Repurchase	3.0	10.8	(7.8)
Average Diluted Shares (millions)	626	711	(85)

Cash and Investments	26.3	32.2	(5.9)
Debt Outstanding	33.0	35.5	(2.5)
Stockholders' Equity	10.8	15.6	(4.8)

Note: Numbers may not add due to rounding
2019 Guidance
For the full year 2019, the Company now expects:

•	Total revenues in the range of $22.0 billion to $22.9 billion.

◦	Previously, the Company expected total revenues in the range of $21.8 billion to $22.9 billion.

•	On a GAAP basis, EPS in the range of $11.68 to $12.73 and a tax rate in the range of 13.0 percent to 14.0 percent.

◦	Previously, the Company expected GAAP EPS in the range of $11.55 to $12.75 and a tax rate in the range of 12.5 percent to 13.5 percent.

•	On a non-GAAP basis, EPS in the range of $13.25 to $14.30 and a tax rate in the range of 14.0 percent to 15.0 percent.

◦	Previously, the Company expected non-GAAP EPS in the range of $13.10 to $14.30 and a tax rate in the range of 14.0 percent to 15.0 percent.

•	Capital expenditures to be approximately $700 million.

First Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:
Oncology Pipeline

•	In June 2019, the Company will present the following clinical data at the Annual Meeting of the American Society of Clinical Oncology in Chicago:

◦	Dose escalation data of AMG 510, a small molecule KRAS G12C inhibitor, in patients with solid tumors.

◦	Updated dose escalation data of AMG 420, a BiTE® (bi-specific T-cell engager) immunotherapy targeting B-cell maturation antigen (BCMA), in patients with relapsed / refractory multiple myeloma.

◦	Dose escalation data of AMG 212, a BiTE® immunotherapy targeting prostate-specific membrane antigen (PSMA), in patients with metastatic castration-resistant prostate cancer.

AMGEN REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

EVENITY™ (romosozumab-aqqg)

•
In April, the U.S. Food and Drug Administration (FDA) approved EVENITY for the treatment of osteoporosis in postmenopausal women at high risk for fracture, defined as a history of osteoporotic fracture, or multiple risk factors for fracture; or patients who have failed or are intolerant to other available osteoporosis therapy.

Omecamtiv mecarbil

•
In March, the Data Monitoring Committee recommended that the Phase 3 GALACTIC-HF cardiovascular outcomes clinical trial continue without changes to its conduct after a planned interim analysis, which included consideration of pre-specified criteria for futility.

Corlanor® (ivabradine)

•
In April, Corlanor was approved for the treatment of stable symptomatic heart failure due to dilated cardiomyopathy in pediatric patients aged 6 months and older, who are in sinus rhythm with an elevated heart rate.

Aimovig

•	In March, the FDA approved a supplemental Biologics License Application to add 140 mg/mL single-dose autoinjector and pre-filled syringe dosing options.

EVENITY is developed in collaboration with UCB globally, as well as our joint venture partner Astellas in Japan
Omecamtiv mecarbil is being developed under a collaboration between Amgen and Cytokinetics, with funding and strategic support from Servier
Aimovig is developed in collaboration with Novartis

AMGEN REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the first quarters of 2019 and 2018, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2019 EPS and tax rate guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the first quarters of 2019 and 2018. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.
Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties

AMGEN REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. While we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of new indications for existing products will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to acquire other companies or products and to integrate the operations of companies we have acquired may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Trish Hawkins, 805-447-5631 (media)
Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended March 31,
	2019	2018
Revenues:
Product sales	$5,286	$5,343
Other revenues	271	211
Total revenues	5,557	5,554

Operating expenses:
Cost of sales	1,055	944
Research and development	879	760
Selling, general and administrative	1,154	1,127
Other	(3)	(3)
Total operating expenses	3,085	2,828

Operating income	2,472	2,726

Interest expense, net	343	338
Interest and other income, net	185	231

Income before income taxes	2,314	2,619

Provision for income taxes	322	308

Net income	$1,992	$2,311

Earnings per share:
Basic	$3.20	$3.27
Diluted	$3.18	$3.25

Weighted-average shares used in calculation of earnings per share:
Basic	622	707
Diluted	626	711

AMGEN REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	March 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$26,301	$29,304
Trade receivables, net	3,771	3,580
Inventories	3,016	2,940
Other current assets	2,063	1,794
Total current assets	35,151	37,618

Property, plant and equipment, net	4,892	4,958
Intangible assets, net	7,124	7,443
Goodwill	14,692	14,699
Other assets	2,138	1,698
Total assets	$63,997	$66,416

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$9,001	$9,069
Current portion of long-term debt	3,705	4,419
Total current liabilities	12,706	13,488

Long-term debt	29,319	29,510
Long-term deferred tax liabilities	811	864
Long-term tax liabilities	8,869	8,770
Other noncurrent liabilities	1,460	1,284
Total stockholders’ equity	10,832	12,500
Total liabilities and stockholders’ equity	$63,997	$66,416

Shares outstanding	614	630

AMGEN REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended March 31,
	2019	2018
GAAP cost of sales	$1,055	$944
Adjustments to cost of sales:
Acquisition-related expenses (a)	(276)	(266)
Total adjustments to cost of sales	(276)	(266)
Non-GAAP cost of sales	$779	$678

GAAP cost of sales as a percentage of product sales	20.0%	17.7%
Acquisition-related expenses (a)	-5.3	-5.0
Non-GAAP cost of sales as a percentage of product sales	14.7%	12.7%

GAAP research and development expenses	$879	$760
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(20)	(21)
Total adjustments to research and development expenses	(20)	(21)
Non-GAAP research and development expenses	$859	$739

GAAP research and development expenses as a percentage of product sales	16.6%	14.2%
Acquisition-related expenses (a)	-0.3	-0.4
Non-GAAP research and development expenses as a percentage of product sales	16.3%	13.8%

GAAP selling, general and administrative expenses	$1,154	$1,127
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(4)	(25)
Certain net charges pursuant to our restructuring initiative	(1)	(3)
Total adjustments to selling, general and administrative expenses	(5)	(28)
Non-GAAP selling, general and administrative expenses	$1,149	$1,099

GAAP selling, general and administrative expenses as a percentage of product sales	21.8%	21.1%
Acquisition-related expenses (a)	-0.1	-0.5
Certain net charges pursuant to our restructuring initiative	0.0	0.0
Non-GAAP selling, general and administrative expenses as a percentage of product sales	21.7%	20.6%

GAAP operating expenses	$3,085	$2,828
Adjustments to operating expenses:
Adjustments to cost of sales	(276)	(266)
Adjustments to research and development expenses	(20)	(21)
Adjustments to selling, general and administrative expenses	(5)	(28)
Certain net charges pursuant to our restructuring initiative	1	(1)
Acquisition-related adjustments	2	4
Total adjustments to operating expenses	(298)	(312)
Non-GAAP operating expenses	$2,787	$2,516

GAAP operating income	$2,472	$2,726
Adjustments to operating expenses	298	312
Non-GAAP operating income	$2,770	$3,038

GAAP operating income as a percentage of product sales	46.8%	51.0%
Adjustments to cost of sales	5.3	5.0
Adjustments to research and development expenses	0.3	0.4
Adjustments to selling, general and administrative expenses	0.1	0.5
Certain net charges pursuant to our restructuring initiative	0.0	0.0
Acquisition-related adjustments	-0.1	0.0
Non-GAAP operating income as a percentage of product sales	52.4%	56.9%

AMGEN REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

GAAP interest and other income, net	$185	$231
Adjustments to other income (b)	—	(75)
Non-GAAP interest and other income, net	$185	$156

GAAP income before income taxes	$2,314	$2,619
Adjustments to operating expenses	298	312
Adjustments to other income (b)	—	(75)
Non-GAAP income before income taxes	$2,612	$2,856

GAAP provision for income taxes	$322	$308
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (c)	68	64
Other income tax adjustments (d)	(8)	18
Total adjustments to provision for income taxes	60	82
Non-GAAP provision for income taxes	$382	$390

GAAP tax as a percentage of income before taxes	13.9%	11.8%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (c)	1.0	1.3
Other income tax adjustments (d)	-0.3	0.6
Total adjustments to provision for income taxes	0.7	1.9
Non-GAAP tax as a percentage of income before taxes	14.6%	13.7%

GAAP net income	$1,992	$2,311
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	230	173
Other income tax adjustments (d)	8	(18)
Total adjustments to net income	238	155
Non-GAAP net income	$2,230	$2,466

AMGEN REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended March 31, 2019		Three months ended March 31, 2018
	GAAP	Non-GAAP	GAAP	Non-GAAP

Net income	$1,992	$2,230	$2,311	$2,466

Weighted-average shares for diluted EPS	626	626	711	711

Diluted EPS	$3.18	$3.56	$3.25	$3.47

(a)	The adjustments related primarily to noncash amortization of intangible assets acquired in business combinations.

(b)	For three months ended March 31, 2018, the adjustment related to the net gain associated with the Kirin-Amgen (K-A) share acquisition.

(c)
The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes, for the three months ended March 31, 2019, was 22.8%, compared with 27.0% for the corresponding period of the prior year.

(d)
For three months ended March 31, 2019, the adjustment related to prior-period items excluded from GAAP earnings. For three months ended March 31, 2018, the adjustment related primarily to the K-A acquisition.

AMGEN REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended March 31,
	2019	2018
Net cash provided by operating activities	$1,845	$2,727
Net cash provided by investing activities	3,555	14,906
Net cash used in financing activities	(4,987)	(11,692)
Increase in cash and cash equivalents	413	5,941
Cash and cash equivalents at beginning of period	6,945	3,800
Cash and cash equivalents at end of period	$7,358	$9,741

	Three months ended March 31,
	2019	2018
Net cash provided by operating activities	$1,845	$2,727
Capital expenditures	(116)	(155)
Free cash flow	$1,729	$2,572

AMGEN REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2019
(Unaudited)

GAAP diluted EPS guidance	$11.68	—	$12.73
Known adjustment to arrive at non-GAAP*:
Acquisition-related expenses (a)		1.56
Tax adjustments		0.01
Non-GAAP diluted EPS guidance	$13.25	—	$14.30

* The known adjustments are presented net of their related tax impact, which amount to approximately $0.41 per share.

(a) The adjustments relate primarily to non-cash amortization of intangible assets acquired in business combinations.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation and changes in the fair value or our contingent consideration.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2019
(Unaudited)

GAAP tax rate guidance	13.0%	—	14.0%
Tax rate of known adjustments discussed above		1.0%
Non-GAAP diluted EPS guidance	14.0%	—	15.0%